Exhibit 10.52

POLYMER HOLDINGS LLC

EXECUTIVE DEFERRED COMPENSATION PLAN

As a result of the structural changes of TJ Chemical and its affiliates, including the initial public offering of Polymer Holdings and the merger of TJ Chemical into Kraton Polymers LLC (together, the “Transactions”) Polymer Holdings wishes to assume the rights and obligations of TJ Chemical and its affiliates under the Kraton Polymers LLC Executive Deferred Compensation Plan with respect to the outstanding Deferred Compensation Accounts. In connection with the foregoing, effective as of, and contingent upon, the Effective Date, the Company shall assume the Kraton Polymers LLC Executive Deferred Compensation Plan and such plan shall be amended and restated as set forth herein in order to, among other things, provide for (i) the conversion of Phantom Units into Phantom Shares in connection with the Transactions, (ii) the freezing of future Annual Bonus deferrals and (iii) such other amendments which are necessary in order to effectuate such assumption.

ARTICLE I

Definitions

Section 1.1. “Additions” means all amounts credited to the Participant’s Deferred Compensation Account pursuant to Section 4.3 hereof.

Section 1.2. “Annual Bonus,” with respect to a Bonus Period, and with respect to a Participant, means the annual performance based bonus payment, if any, payable to such Participant in accordance with the terms and conditions, including but not limited to performance criteria, set forth in Kraton’s Annual Incentive Plan (or any successor plan), before any reduction pursuant to this Plan.

Section 1.3. “Beneficiary” means any person (including but not limited to any trust, estate, fiduciary, corporation, or foundation, but excluding the Participant) designated by the Participant, in a written document delivered to the Company (the last of which to be delivered shall be the effective designation in the event of more than one such designation), to receive any benefit under this Plan after the death of the Participant, all in accordance with the provisions hereof. In the event the Participant fails to designate a beneficiary or if no such designated beneficiary is living upon the death of the Participant or if, for any reason, such designation shall be legally ineffective, then in any of said events the amounts which would have been paid to the designated living beneficiary shall be paid to the trustee of the Participant’s testamentary trust, and if none, to the personal representative of the estate of the Participant.

Section 1.4. “Board” means the Board of Directors of Polymer Holdings.

Section 1.5. “Bonus Period” means any twelve-month period commencing on January 1 and ending on the following December 31 or such other period of such duration and starting at such times as the Committee may from time to time determine in accordance with Section 409A.

Section 1.6. “Change in Control” means the occurrence of any of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all of the assets of Polymer Holdings to any Person or group of related persons for purposes of Section 13(d) of the Exchange Act (a “Group”), together with any affiliates thereof other than to TPG III Polymer Holdings LLC, TPG IV Polymer Holdings LLC or J.P. Morgan Partners L.P. or any of their affiliates (hereinafter the “Sponsors”); (ii) the complete liquidation or dissolution of Polymer Holdings; (iii) (A) any Person or Group (other than the Sponsors) shall become the beneficial owner (within the meaning of Section 13(d) of the Exchange Act), directly or indirectly, of Shares representing more than 40% of the aggregate outstanding Shares and (B) the Sponsors beneficially own (within the meaning of Section 13(d) of the Exchange Act), directly or indirectly, in the aggregate a lesser percentage of the Shares than such other Person or Group; (iv) the replacement of a majority of the Board over a two-year period from the directors who constituted the Board at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board then still in office who either were members of such Board at the beginning of such period or whose election as a member of such Board was previously so approved or who were nominated by, or designees of, the Sponsors; or (v) a merger or consolidation of Polymer Holdings with another entity in which holders of the Shares immediately prior to the consummation of the transaction hold, directly or indirectly, immediately following the consummation of the transaction, less than 50% of the common equity interest in the surviving corporation in such transaction and the Sponsors do not hold a sufficient amount of voting equity interests to elect a majority of the surviving entity’s board of directors. Notwithstanding the foregoing, a Change in Control shall not occur unless a “Change in the Ownership or Effective Control of a Corporation or in the Ownership of a Substantial Portion of the Assets of a Corporation” under Treasury Department Final Regulation 1.409A-3(i)(5), or any successor thereto, would also occur.

Section 1.7. “Code” means the Internal Revenue Code of 1986, as amended.

Section 1.8. “Committee” means the Compensation Committee of the Board.

Section 1.9. “Company” means Polymer Holdings and its Subsidiaries and, where the context so requires, shall also include reference to their predecessors.

Section 1.10. “Deferral Amount” means, with respect to a Participant, the portion of the Annual Bonus which is deferred by a Participant under Section 3.1 of this Plan.

Section 1.11. “Deferral Date” means a date set by the Committee that shall be no later than (i) six months before the end of the Bonus Period to which the Deferral Amount relates in the case of some or all of an Annual Bonus which the Committee determines qualifies as “performance based compensation” within the meaning of Section 409A or (ii) December 31st of the year preceding the year in which the Bonus Period begins in the case of some or all of an Annual Bonus which the Committee determines does not qualify as “performance based compensation”.

Section 1.12. “Deferral Election Form” means a form indicating the amount of the Annual Bonus, if any, deferred by a Participant with respect to a Bonus Period, in such form as the Committee shall from time to time approve, which shall be executed by such Participant and delivered to the Company on or before the Deferral Date for such Bonus Period.

Section 1.13. “Deferred Compensation Account” means a bookkeeping account maintained by the Company for each Participant which reflects accumulated Deferral Amounts of the Participant, plus Additions thereto, calculated as set forth in Article IV hereof and less any payments made therefrom.

Section 1.14. “Effective Date” means the effective date of the initial public offering of Polymer Holdings.

Section 1.15. “Employee” means an employee of the Company.

Section 1.16. “Exchange Act” means the Securities Exchange Act of 1934, as amended.

Section 1.17. “Fair Value” of a Membership Unit, as of any date of reference, shall mean the fair value of such Membership Unit, as determined in good faith by the Board in accordance with the operating agreement of TJ Chemical. “Fair Value” of a Share, as of any date of reference, shall mean (i) the average of the high and low sales prices on the immediately preceding business day of a Share as reported on the principal securities exchange on which Shares are then listed or admitted to trading or (ii) if not so reported, the average of the closing bid and ask prices on the immediately preceding business day as reported on the National Association of Securities Dealers Automated Quotation System or (iii) if not so reported, as furnished by any member of the National Association of Securities Dealers, Inc. selected by the Committee. In the event that the price of a Share shall not be so reported, the Fair Market Value of a Share shall be determined by the Committee in its sole discretion.

Section 1.18. “Kraton” means Kraton Polymers LLC, a Delaware limited liability company.

Section 1.19. “Membership Unit” means a “membership unit” of TJ Chemical, as provided in the TJ Chemical LLC Agreement, subject to adjustment or substitution as provided in Section 4.4 of this Plan.

Section 1.20. “Participant” means any Employee selected by the Committee to participate in this Plan in accordance with Article II hereof.

Section 1.21. “Payment Date” means, with respect to a Participant’s Deferred Compensation Account, a date not less than 30 days but not more than 90 days following the earlier of (i) a termination of such Participant’s employment for any reason, or (ii) a Change in Control; provided, that, notwithstanding the foregoing, if payment under the plan is due as a result of the Participant’s termination of employment and at the time of such termination (i) the Company is a publicly traded company on an established securities market and (ii) the Participant is a Specified Employee, then “Payment Date” means the first business day of the seventh month following such termination of employment (or, if earlier, the date of the Participant’s death). A “termination of employment” shall not be deemed to have occurred for purposes of this Plan unless such termination would constitute a “separation from service” for purposes of Section 409A.

Section 1.22. “Person” means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

Section 1.23. “Phantom Share” means a bookkeeping share representing the Fair Value of one Share.

Section 1.24. “Phantom Unit” means a bookkeeping unit representing the Fair Value of one Membership Unit.

Section 1.25. “Plan” means this Polymer Holdings LLC Executive Deferred Compensation Plan.

Section 1.26. “Polymer Holdings” means Polymer Holdings LLC, a Delaware corporation, and any successor thereto.

Section 1.27. “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, including the regulations promulgated and guidance issued thereunder.

Section 1.28. “Share” means a share of Polymer Holdings common stock, $0.01 par value per share, subject to adjustment or substitution as provided in Section 4.4 of this Plan.

Section 1.29. “Specified Employee” shall have the meaning provided in Treasury Regulation 1.409A-1 and be determined in accordance with Company policy, consistent with the requirements of Section 409A.

Section 1.30. “Subsidiaries” means with respect to Polymer Holdings, any of its direct or indirect subsidiaries.

Section 1.31. “TJ Chemical” means TJ Chemical Holdings LLC, a Delaware limited liability company.

Section 1.32. “TJ Chemical LLC Agreement” means the limited liability company operating agreement of TJ Chemical, as amended from time to time.

ARTICLE II

Eligibility

With respect to each Bonus Period, the Committee may, in its sole discretion and subject to applicable law, determine which Employees, if any, shall be permitted to defer all or a portion of their Annual Bonus with respect to such Bonus Period pursuant to this Plan. Selection as a Participant with respect to one Bonus Period does not guarantee selection as a Participant with respect to any other Bonus Period. Notwithstanding the foregoing, no deferrals under this Plan shall be permitted with respect to any Bonus Period commencing on or after January 1, 2010.

ARTICLE III

Deferral of Compensation

Section 3.1. With respect to a Bonus Period, the Deferral Amount of a Participant shall equal the portion of such Participant’s Annual Bonus deferred pursuant to the Deferral Election Form executed by such Participant and delivered to the Company prior to the Deferral Date for such Bonus Period; provided, however, that in no event shall such Participant’s Deferral Amount for a Bonus Period exceed 50% of such Participant’s Annual Bonus for such Bonus Period, unless the Committee, in its sole discretion, determines otherwise with respect to such Participant.

Section 3.2. The Deferral Amount shall be credited to the Participant’s Deferred Compensation Account on the date that Annual Bonuses are paid generally with respect to the applicable Bonus Period in accordance with Article IV hereto and the amount of Annual Bonus payable to such Participant shall be reduced by the amount so credited.

ARTICLE IV

Phantom Units; Conversion into Phantom Shares; Other Adjustments

Section 4.1. With respect to each Bonus Period, as of the date that Annual Bonuses are generally paid with respect to such Bonus Period, the Company will credit to a Participant’s Deferred Compensation Account a number of Phantom Units equal in value to the dollar amount of the Deferral Amount for such Bonus Period. For this purpose, each Phantom Unit shall have a value equal to the Fair Value of a Membership Unit as of the last day of such Bonus Period. The Participants shall have no voting rights with respect to any Phantom Units credited to their Deferred Compensation Account pursuant to this Plan.

Section 4.2. As of the Effective Date, the number of Phantom Units then credited to each Participant’s Deferred Compensation Account shall be automatically converted to a number of Phantom Shares with a substantially equivalent value as of such date based on the conversion mechanics for the exchange of Membership Units for Shares in connection with the Transactions.

Section 4.3. In the event cash dividends are paid on Shares, the Committee will credit the Deferred Compensation Account with a cash amount, provided that such cash amount will be increased by a rate of return equal to a money market or other short-term fixed income rate of return as determined by the Committee.

Section 4.4. The Committee shall be entitled, but not required, to make such adjustments to the Deferred Compensation Accounts of Participants and the number of Phantom Shares credited thereto as it may deem necessary or appropriate in its sole and absolute discretion to prevent dilution or enlargement of the benefits granted to Participants hereunder in the event of any stock dividend or split, subdivision or consolidation of Shares or any recapitalization, reorganization, merger, consolidation, spin-off, exchange of shares or other similar corporate change.

ARTICLE V

Maximum Phantom Shares

Section 5.1. The Committee shall have the discretion to set the maximum aggregate number of Phantom Shares that will be available for allocation to the Participants’ Deferred Compensation Accounts. The Committee has reserved a maximum amount of [            ]1 Shares for distribution pursuant to the Plan.

ARTICLE VI

Vesting of Deferral Amounts

Except as otherwise provided, a Participant’s Deferred Compensation Account, including any Additions credited thereto, shall be immediately vested.

ARTICLE VII

Payment of Deferral Amounts; Compliance with LLC Agreement

Section 7.1. No payments will be made to a Participant or a Beneficiary under this Plan prior to the Payment Date. Except as otherwise provided herein, upon a Participant’s Payment Date, such Participant (or such Participant’s Beneficiary, if applicable) shall be paid out his Deferred Compensation Account with (i) a number of Shares equal to the number of Phantom Shares credited to such Participant’s Deferred Compensation Account, in either case as of the date that is the earlier to occur of a Change in Control or his termination of employment; and (ii) a cash payment for any notional cash amounts, if any, credited to such Participant’s Deferred Compensation Account in accordance with Section 4.3 hereof, as of the date that is the earlier to occur of a Change in Control or his termination of employment.

Section 7.2. Notwithstanding the foregoing, any payments required to be made to a Participant or his Beneficiary pursuant to this Article VII as of a given date, shall be made as soon as practicable after the payment amount is determined, provided, however, that although the Committee intends to make payments to the Participants in Shares, it reserves the ability to make payments to the Participants in cash (based on the Fair Value of the Phantom Shares credited to such Participant’s Deferred Compensation Account as of the Payment Date), rather than Shares, if the payment in Shares would result in a violation of applicable law.

Section 7.3. Notwithstanding anything herein to the contrary, Polymer Holdings shall not make, nor have any obligation to make, any cash payments under this plan if such payment or obligation would be a violation of any other contractual obligation to which Polymer Holdings is a party, including, but not limited to, the Credit and Guaranty Agreement between Kraton Polymers LLC, Polymer Holdings, certain Subsidiaries of Kraton Polymers LLC, various lenders, Goldman Sachs Credit Partners L.P., UBS AG (Stamford Branch), Morgan Stanley Senior Funding Inc., Credit Suisse (Cayman Islands Branch), and General

[1]	This number should equal the number of shares equal in value to the 199,496 phantom membership units currently held in the notional accounts.

Electric Capital Corp, dated as of October 20, 2009, as amended. In the event a cash payment comes due under this Plan and Polymer Holdings cannot make such payment without violating such a contractual agreement, the payment shall instead be made by Kraton, or such other subsidiary of Polymer Holdings as determined by the Compensation Committee of Polymer Holdings, that can make such a payment without any similar contractual violation and Polymer Holdings shall have no obligation with respect to such payment.

ARTICLE VIII

Administration

Section 8.1. This Plan shall be administered by the Committee. The Committee shall administer this Plan in accordance with its terms and shall have all powers necessary to carry out the provisions of this Plan.

Section 8.2. The Committee shall, with respect to the general management of this Plan, have the sole, final and absolute right to reconcile any inconsistency in this Plan, to interpret and construe the provisions of this Plan in all particulars in such manner and to such extent as it deems proper and to take all action and make all decisions and determinations necessary under this Plan or in connection with its administration, interpretation and application. Any interpretation or construction placed upon any term or provision of this Plan or in connection with its administration, interpretation and application by the Committee, any decision of the Committee with regard to the eligibility of an Employee to become a Participant, the rights of a Participant, former Participant or Beneficiary or any other person, any reconciliation of an inconsistency in this Plan made by the Committee and any other action, determination or decision whatsoever taken by the Committee, shall be final, conclusive and binding upon all persons or parties interested or concerned in this Plan. No member of the Committee shall be liable to any Participant or any other person for any action, omission or determination relating to this Plan. To the full extent permitted by law, the Company shall indemnify and hold harmless each person made or threatened to be made a party to any civil or criminal action or proceeding by reason of the fact that such person, or such person’s testator or intestate, is or was a member of the Committee.

ARTICLE IX

Miscellaneous

Section 9.1. The Company shall maintain a record of each Participant’s accumulated Deferral Amounts and Additions thereto by means of a Deferred Compensation Account.

Section 9.2. If a Participant becomes entitled to a distribution of benefits under this Plan, and if at such time the Participant has any outstanding debt, obligation, or other liability representing an amount owing to the Company, then the Company, upon a determination by the Committee, and to the extent permitted by applicable law, may offset such amount so owing against the amount of benefits otherwise distributable. Such determination shall be made by the Committee, provided it is in compliance with Section 409A of the Code.

Section 9.3. This Plan shall be unfunded and shall not be an employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, as amended. Payments to a Participant under this Plan shall be made from the general assets of the Company and to the extent that any person acquires the right to receive payment of benefits from the Company under this Plan, such right shall be no greater than the rights of any unsecured general creditor of the Company. No Participant shall have any right, title, claim or interest in or with respect to any specific assets of the Company in connection with the Participant’s participation in this Plan, including with respect to any Membership Units or with respect to any Shares until such Shares are distributed pursuant to this Plan.

Section 9.4. Any amounts deferred or payable under this Plan shall not be taken into account in determining any other benefits under any other Company plan unless, and to the extent, such plan expressly includes such amounts.

Section 9.5. Neither the Participant, his Beneficiary, heirs, assigns, trust, estate, nor any other person claiming through or under the Participant shall have any right to commute, encumber or dispose of the right to receive payments hereunder, all of which payments and the right thereto are expressly declared to be non-assignable and any such attempt at assignment shall be void and of no effect.

Section 9.6. Nothing contained in this Plan shall confer upon any Participant any right with respect to the continuation of such Participant’s employment by the Company or interfere in any way with the right of the Company at any time to terminate such employment or to increase or decrease the base salary or other compensation of the Participant.

Section 9.7. The Company shall, to the extent permitted by law, have the right to deduct from any payments of any kind with respect to the benefit otherwise due to the Participant any foreign, federal, state or local taxes of any kind required by law to be withheld from such payments.

Section 9.8. Notwithstanding anything herein to the contrary, Polymer Holdings shall not make, nor have any obligation to make, any cash payments under this plan if such payment or obligation would be a violation of any other contractual obligation to which Polymer Holdings is a party, including, but not limited to, the Credit and Guaranty Agreement between Kraton, Polymer Holdings, certain Subsidiaries of Kraton, various lenders, Goldman Sachs Credit Partners L.P., UBS AG (Stamford Branch), Morgan Stanley Senior Funding Inc., Credit Suisse (Cayman Islands Branch), and General Electric Capital Corp, dated as of October 20, 2009, as amended. In the event a cash payment comes due under this Plan and Polymer Holdings cannot make such payment without violating such a contractual agreement, the payment shall instead be made by Kraton, or such other subsidiary of Polymer Holdings as determined by the Compensation Committee of Polymer Holdings, that can make such a payment without any similar contractual violation and Polymer Holdings shall have no obligation with respect to such payment.

Section 9.9. This Plan and all rights under this Plan shall be governed by, and shall be interpreted in accordance with, the laws of the State of Delaware without reference to its principles of conflicts of law. In the event any provision of this Plan is held invalid, void or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provision of this Plan.

ARTICLE X

Amendment and Termination

Section 10.1. The Board shall have full power and authority to amend, modify or alter this Plan in whole or in part; provided, however, that, except to the extent permitted by Section 10.3, any such modification, alteration or amendment shall not terminate or diminish any rights or benefits accrued by a Participant under this Plan as of the effective date of any such modification, alteration or amendment, or cause this Plan to fail to comply with, or cause a Participant or Beneficiary to be subject to a tax under the provisions of Section 409A.

Section 10.2. The Board shall have full power and authority to terminate this Plan in whole or in part; provided, however, that upon such termination, the Committee shall, with respect to any Phantom Shares affected by such termination, pay out to a Participant, the Fair Value of such Phantom Shares (in Shares or cash, as described in Sections 7.1 and 7.2 of this Plan, as determined by the Committee in its discretion), determined as of the date of such termination, except that no acceleration of payments shall be made to the extent such acceleration would cause this Plan to fail to comply with, or cause a Participant or Beneficiary to be subject to a tax under, the provisions of Section 409A.

Section 10.3 If any provision of this Plan (or any award of compensation or benefits provided under this Plan) would cause Participant or Beneficiary to incur any additional tax or interest under Section 409A, the Company shall use reasonable efforts to reform such provision to comply with Section 409A and agrees to maintain, to the maximum extent practicable without violating Section 409A, the original intent and economic benefit to the Participant or Beneficiary of the applicable provision; provided, that nothing herein shall require the Company to provide the Participant or Beneficiary with any gross-up for any tax, interest or penalty incurred by the Participant or Beneficiary under Section 409A.